GOLDEN CAVIAR CORP.
938 HOWE STREET
SUITE 811
VANCOUVER, BC V6Z 1N9

March 13, 2002

Sea Technology Enterprise, LLC
4425 Issaquah-Pine Lake Road, SE
Suite P1
Sammamish, WA 98075

Attention: Dr. Vyacheslav V. Sova

Re: Golden Caviar Corp. (the "Purchaser") with Sea Technology Enterprise, LLC ("Seatec") and Dr. Vyacheslav V. Sova ("Dr. Sova")

In this letter agreement ("Letter Agreement") the Purchaser agrees to buy and Seatec agrees to sell certain assets, and Dr. Sova agrees to license to the Purchaser the use of certain intellectual property, all for the price and upon the terms hereinafter set forth.

Each of the Purchaser, Seatec and Dr. Sova, having received good, valuable and sufficient consideration for the agreements made by them in this Letter Agreement, do hereby agree as follows:

1. On the Closing Date (as hereinafter defined) and subject to the terms of this Letter Agreement

(a) Seatec will sell, assign and transfer to the Purchaser, and the Purchaser will purchase, a 100% undivided interest in and to the assets listed in Schedule "A" to this Letter Agreement (the "Assets"), free and clear from any and all liens, charges and encumbrances whatsoever; and

(b) Dr. Sova will grant to the Purchaser a worldwide and exclusive license to use the intellectual property (the "Intellectual Property") described on Schedule "B" to this Letter Agreement pursuant to a license agreement (the "License Agreement") in substantially the same form as is set forth on Schedule "C" hereto.

2. The closing of the transactions contemplated by this Letter Agreement shall occur on or before March 30, 2002 on a date (the "Closing Date") to be determined by the mutual agreement of the parties at the offices of Purchaser's solicitors in Vancouver, British Columbia, either by mail or in person at each party's election..

3. The purchase price (the "Purchase Price") for the Assets shall be $249,000, payable as follows:

(a) $74,700 shall be paid, in cash or by cashiers or solicitor's trust cheque, within ten (10) business days following the date upon which Rolltech, Inc. closes an equity financing for an amount equal to at least one million dollars ($1,000,000);

(b) an additional $74,700 shall be paid, but only out of Net Distributable Revenue (as hereinafter defined), on or before March 1 2003; provided, however, that if the Purchaser has not generated sufficient Net Distributable Revenue as to permit this payment, this payment shall be made at such time as the Purchaser has generated a sufficient amount of Net Distributable Revenue;

(c) $99,600 shall be paid, but only out of Net Distributable Revenue, on or before March 1 2004; provided, however, that if the Purchaser has not generated sufficient Net Distributable Revenue as to permit this payment, this payment shall be made at such time as the Purchaser has generated a sufficient amount of Net Distributable Revenue.

Beginning on the Closing Date and thereafter until paid in full, the unpaid balance of the Purchase Price shall accrue simple interest at the rate of three percent (3%) per annum, payable annually out of Net Distributable Revenue.

Seatec shall have the right, at its election, to file a UCC 1 Financing Statement with respect to the unpaid balance of the Purchase Price but Seatec hereby agrees to subordinate (and it does hereby subordinate) any security interest or lien it might have on the Assets, and any personal right of payment, to any financing, whether debt or equity, of up to one million dollars hereafter placed or effected by the Purchaser or its parent, Rolltech, Inc.

"Net Distributable Revenue" means all revenue generated by the Purchaser in the conduct of its business in the ordinary course, less all costs and expenses of revenue generation and all debt or debt service paid or incurred by the Purchaser.

4. In consideration of the grant of the License Agreement, the Purchaser shall cause its parent company, Rolltech, Inc., to issue to Dr. Sova one million shares of its common stock (the "License Shares"). The License Shares will be issued to Dr. Sova on the Closing Date unless, at least 10 days before the Closing Date, Dr. Sova delivers a written direction to the Purchaser instructing the Purchaser to cause the License Shares to be issued to one or more nominees, in which event Purchaser will cause the License Shares to be issued to the named nominee(s) on the Closing Date.

5. The License Shares have not been and will not be registered under the United States Securities Act of 1933 (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. Persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in case only in accordance with applicable state securities laws.

6. The License Shares will be subject to a one year hold period. Dr. Sova (and any nominee) will provide and execute all representations and collateral agreements as are necessary to ensure that the issuance of the License Shares complies with the requirements of all applicable securities legislation.

7. The certificates evidencing the License Shares will bear the following legend:

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 ACT (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A ONE YEAR HOLD PERIOD.

8. The Purchaser will cause Rolltech, Inc. to issue the License Shares from treasury as fully-paid and non-assessable shares in the capital of Rolltech, Inc., free and clear of all liens, charges and encumbrances except as expressly provided for in Sections 5 and 6 of this Letter Agreement.

9. From the date hereof until the Closing Date (the "Pre-Closing Period"), Seatec will:

(a) not sell or dispose of any of the Assets;

(b) preserve, protect and maintain the Assets;

(c) not suffer or permit any encumbrance to attach to or affect any of the Assets;

(d) not enter into any transaction which could cause any representation or warranty of Seatec contained herein to be incorrect on the Closing Date or constitute a breach of any covenant or agreement of Seatec contained herein;

(e) give to the Purchaser and the Purchaser's counsel, accountants and other representatives full access, during normal business hours throughout the Pre-Closing Period, to the Assets and to all of Seatec' books and records relating to the Assets, and will promptly furnish to the Purchaser during that period all such information as the Purchaser may request;

(f) on or before the Closing Date, obtain the consent of any third parties that is necessary to effect the transfer of the Assets to the Purchaser at the Closing; and

(g) take or cause to be taken all corporate action as is necessary, including obtaining members approval if necessary, to validly and effectively ratify the execution and delivery of this Letter Agreement by Seatec and authorize the closing of the transactions contemplated hereby.

10. Seatec represents and warrants to the Purchaser, with the intent that the Purchaser shall rely on such representations and warranties in entering into this Letter Agreement and in closing the transactions contemplated hereby, that:

(a) Seatec is a limited liability company duly organized and validly existing under the laws of Washington, and has the power and capacity to own and dispose of the Assets as contemplated by this Letter Agreement;

(b) Seatec has not previously, in any manner whatsoever, granted, licensed, transferred or assigned all or any part of its right, title, benefit and interest in the Assets (or any of them) to any persons and no person other than the Purchaser has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase or acquisition from Seatec of the Assets (or any of them);

(c) Seatec owns all of the right, title and interest in and to each of the Assets, free and clear of all liens, charges, pledges, security interests and encumbrances whatsoever;

(d) Schedule "A" contains a complete and accurate list of all the Assets;

(e) Seatec does not own and has not applied for any patents, trade or brand names or trade marks relating to the Assets or the Intellectual Property;

(f) Seatec is not a party to any registered user agreements or restrictive covenants;

(g) there is no legal action pending or threatened by any person or entity relating to the Assets and Seatec is not aware of any adverse claim which has ever been, or is currently being, threatened against the Assets;

(h) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required or desirable in connection with the sale of the Assets by Seatec to the Purchaser pursuant to this Letter Agreement;

(i) no representation or warranty in this Letter Agreement contains any untrue statement of a material fact or fails to state any material fact necessary to make any of them not misleading;

(j) the execution and delivery of this Letter Agreement and the completion of the transactions contemplated by this Letter Agreement has been or will, prior to the Closing Date be, duly and validly authorized by all necessary corporate action on the part of Seatec, and this Letter Agreement constitutes a legal, valid and binding obligation of Seatec enforceable against Seatec in accordance with its terms;

(k) neither the execution and delivery of this Letter Agreement, nor the completion of the purchase and sale contemplated by this Letter Agreement will:

(i) violate any of the terms and provisions of the constating documents or bylaws or articles of Seatec, or any order, decree, statute, by-law, regulation, covenant or restriction applicable to Seatec or any of the Assets;

(ii) give any person the right to terminate, suspend the operation of, cancel or remove any of the Assets; or

(iii) result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable other than any requisite sales tax payable by the Purchaser in connection with the purchase and sale.

11. Dr. Sova represents and warrants to the Purchaser, with the intent that the Purchaser will rely on these representations and warranties in entering into this Letter agreement and in concluding the transactions contemplated hereby:

(a) any software included in the Assets is an original work, as that term is used in the law of copyright, and does not include any "shareware", "freeware" or other third party software;

(b) Dr. Sova has not previously, in any manner whatsoever, granted, licensed, transferred or assigned all or any part of his right, title, benefit and interest in the Assets (or any of them) to any persons and no person other than the Purchaser has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase or acquisition from Dr. Sova of the Intellectual Property (or any of it);

(c) Dr. Sova owns all of the right, title and interest in and to all of the Intellectual Property, free and clear of all liens, charges, pledges, security interests and encumbrances whatsoever;

(d) Schedule "B" contains a complete and accurate list of all the Intellectual Property;

(e) the Intellectual Property, together with the Assets, constitutes all of the essential equipment and know-how as is necessary to enable the Purchaser to engage in the business (the "Business") of processing salmon roe and producing red and black salmon caviar, smoked caviar sausage and caviar cream therefrom. The Purchaser acknowledges that it may require additional equipment and or ingredients if it should desire to increase the volume of caviar production over the volume presently contemplated, or to decrease the extent of labor usage and/or to increase production quality in order to achieve longer product shelf life, or to customize packaging of the caviar produced for customers;

(f) there is no legal action pending or threatened by any person or entity relating to the Intellectual Property and Dr. Sova is not aware of any adverse claim which has ever been, or is currently being, threatened against the Intellectual Property;

(g) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required or desirable in connection with the License Agreement;

(h) no representation or warranty made by Dr. Sova or Seatec in this Letter Agreement contains any untrue statement of a material fact or fails to state any material fact necessary to make any of them not misleading;

12. The Purchaser represents and warrants to Dr. Sova and Seatec, with the intent that they shall rely on these representations and warranties in entering into this Letter Agreement and in concluding the transactions contemplated hereby, that:

(a) the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the power and capacity to enter into this Letter Agreement and carry out its terms;

(b) the execution and delivery of this Letter Agreement and the completion of the transactions contemplated by this Letter Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Letter Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; and

13. Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of Seatec and Dr. Sova, or Dr. Sova to investigate the affairs of the Purchaser, or a waiver by the Purchaser, Seatec or Dr. Sova of any condition to Closing set forth in this Letter Agreement, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Letter Agreement, except to the extent expressly waived in writing, or in any instrument delivered pursuant to this Agreement. Unless earlier terminated pursuant to this Letter Agreement, all of the representations, warranties, covenants and agreements of the parties contained in this Letter Agreement or in any instrument delivered pursuant to this Letter Agreement shall survive the Closing and continue until the first anniversary of the Closing.

14. The Purchaser's obligation to close the transactions contemplated by this Letter Agreement, including the obligation to cause Rolltech, Inc. to deliver the License Shares, is subject to the following conditions precedent which are to be satisfied, as applicable, on or before the Closing Date:

(a) that the Purchaser, its accountants and its solicitors shall have had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in transactions of a similar nature to those contemplated herein and that the Purchaser and its solicitors are satisfied with the results thereof;

(b) that the Purchaser, its accountants and its solicitors will have had a reasonable opportunity to prepare and approve of all documentation required to complete the purchase of the Assets;

(c) that the representations and warranties of Seatec and Dr. Sova contained in this Letter Agreement and in any certificate or document delivered pursuant to this Letter Agreement or in connection with the transactions contemplated hereby shall be true at and as of the Closing Date as if such representations and warranties were made at and as of such time;

(d) that Seatec shall have performed and complied with all of the agreements, covenants and conditions required by this Letter Agreement to be performed or complied with by it on or before the Closing Date;

(e) that between the date hereof and the Closing Date, no change, event, or circumstance has occurred which materially adversely affects the Assets or the Intellectual Property;

(f) that during the Pre-Closing Period Seatec shall have provided all information as may be necessary to update or complete Schedule "A" hereto; and

(g) that no legal or regulatory action or proceeding shall be pending or threatened on the Closing Date by any person to enjoin, restrict or prohibit the purchase and sale of the Assets or the licensing of the Intellectual Property.

The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or before the Closing Date by delivering to Seatec and Dr. Sova a written waiver to that effect signed by the Purchaser.

15. On the Closing Date Seatec shall deliver or cause to be delivered to the Purchaser:

(a) such bills of sale, transfer documents and assignments, in form and content satisfactory to the Purchaser, as are appropriate to effectively vest good and marketable title to the Assets in the Purchaser, immediately registrable in all places where registration of such instruments is required;

(b) any consents or approvals required to be obtained by Seatec for the purpose of validly assigning the Assets to the Purchaser;

(c) possession of the Assets at the processing plants in the locations where they will be installed for operation by the Purchaser, all of which locations will be determined by the mutual agreement of the parties, free and clear of any liens, charges or other encumbrances and of any other claim to possession;

(d) a certificate of Seatec dated as of the Closing Date, acceptable in form and content to the Purchaser, certifying that:

(i) the execution and delivery of this Letter Agreement and the completion of the transactions contemplated hereby were duly authorized by Seatec in accordance with law;

(ii) the sale of the Assets to the Purchaser as contemplated by this Letter Agreement was duly authorized by the members of Seatec and was in accordance with law; and

(iii) the representations and warranties of Seatec contained in this Letter Agreement are true as of the Closing Date;

(e) a legal opinion of the attorneys for Seatec, in form and content satisfactory to the Purchaser, to the effect that all necessary steps and proceedings have been taken by Seatec to permit the sale of the Assets as contemplated hereby, that this Letter Agreement and all documents and instruments delivered pursuant hereto have been duly and validly authorized, executed, and delivered by Seatec and will constitute valid and legally binding obligations of Seatec, and confirming such other matters as the Purchaser may reasonably require; and

(f) all such other documents and instruments as the Purchaser may reasonably require in order to effect the transactions contemplated in this Letter Agreement. In the event that either or both of Dr. Sova and Seatec are required to deliver any documents or instruments to the Purchaser on or after the Closing Date that are required by the Purchaser in order to effect any regulatory filing required to be made by Rolltech, Inc. in connection with the closing of the transactions contemplated in this Letter Agreement, timely delivery of the same to the Purchaser shall be a condition subsequent to the Closing Date and any failure to comply with this condition subsequent shall constitute a material default of this Letter Agreement entitling the Purchaser to any appropriate remedy including, without limitation, the right to rescind this Letter Agreement.

16. On the Closing Date, Dr. Sova shall deliver the License Agreement and the Intellectual Property to the Purchaser. In addition, Dr. Sova shall deliver:

(a) any consents or approvals required to be obtained by Dr. Sova for the purpose of validly licensing the Intellectual Property to the Purchaser;

(b) a certificate of Dr. Sova dated as of the Closing Date, acceptable in form and content to the Purchaser, certifying that the representations and warranties of Dr. Sova contained in this Letter Agreement are true as of the Closing Date; and

(c) all such other documents and instruments as the Purchaser may reasonably require.

17. On the Closing Date, and as a fundamental component of the consideration to be received by the Purchaser in exchange for proceeding with the transactions contemplated in this Letter Agreement, Dr. Sova will enter into an employment agreement (the "Employment Agreement") with the Purchaser in substantially the form attached hereto as Schedule "D" and pursuant to which Dr. Sova will agree to serve as the President of the Purchaser for a period of at least 3 years from the date (the "Effective Date") that the Purchaser commences the Business. The Employment Agreement will also provide that Dr. Sova will receive 500,000 common shares of Rolltech, Inc. on the first anniversary of the Effective Date, an option to purchase 100,000 shares of Rolltech, Inc. common stock on the Effective Date, an option to purchase 150,000 shares of Rolltech, Inc. common stock on December 31, 2002, an option to purchase 250,000 shares of Rolltech, Inc. common stock on December 21, 2003 and a monthly salary of $7,500. This covenant shall survive the Closing.

18. Dr. Sova hereby covenants with the Purchaser, and this covenant forms a fundamental part of the consideration to be received by the Purchaser in exchange for proceeding with the transactions contemplated in this Letter Agreement (both before and after the Closing), that Dr. Sova will set-up, with the Purchaser's assistance and at its expense, any primary production plants to be used by the Purchaser in British Columbia, Alaska and in Redmond, Washington, in the conduct of the Business and Dr. Sova guarantees that the quality of the production facilities in any such plants will meet or exceed any microbiological, sanitary or other governmental requirements (including those of the United States Food and Drug Administration). This covenant shall survive the Closing.

19. On the Closing Date the Purchaser shall deliver or cause to be delivered the License Shares to Seatec or to a nominee, if so directed by Seatec pursuant to this Letter Agreement.

20. From the date of this Letter Agreement to the Closing Date, the Assets and the Intellectual Property shall be and remain at the risk of Seatec and Dr. Sova, respectively.

21. The parties shall execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Letter Agreement.

22. This Letter Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Letter Agreement.

23. Time shall be of the essence of this Letter Agreement.

24. This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

25. Delivery of an executed copy of this Letter Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Letter Agreement as of the date set forth on page one of this Letter Agreement.

26. Unless otherwise provided, all dollar amounts referred to in this Letter Agreement are in lawful money of the United States.

27. This Letter Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors, and assigns.

28. Wherever there is any conflict between any provision of this Letter Agreement and any present or future statute, law, ordinance, or regulation against which the parties have no legal right to contract, the latter will prevail; but in such event the provision of this Letter Agreement thus affected will be curtailed and limited only to the extent necessary to bring it within the requirements of the law. If any term, provision, covenant, or condition of this Letter Agreement or the application thereof to any person or circumstance will, at any time or to any extent, be invalid, illegal, voidable, or unenforceable, then the remainder of this Letter Agreement or the application thereof to persons or circumstances other than those as to whom it is held invalid, illegal, voidable, or unenforceable will not be affected thereby, and each term, provision, covenants, and condition of this Letter Agreement will be and remain valid and enforceable to the fullest extent permitted by law. If any tribunal or Court of competent jurisdiction deems any provision hereof (other than for the payment of money) unreasonable, then the said tribunal or Court may declare a reasonable modification hereof, and this Letter Agreement will be valid and enforceable, and the parties hereto will be bound by and perform the same, as so modified.

29. Any notice required or permitted to be given under this Letter Agreement will be validly given if in writing and delivered, sent by facsimile transmission or telex or sent by prepaid registered mail, to the following addresses:

To Purchaser:

Golden Caviar Corp.
938 Howe Street
Suite 811
Vancouver, B.C. V6Z 1N9
Attention Mr. Taly Keren
Facsimile: (604) 681-4233

with a copy to:

Clark, Wilson
800-885 West Georgia Street
Vancouver, B.C. V6C 3H1
Attention: Ethan P. Minsky, Esq.
Facsimile No.: (604) 687-6314

To Seatec or Dr. Sova:

SEA TECHNOLOGY ENTERPRISE, LLC
4425 Issaquah-Pine Lake RD SE
Suite P1
Sammamish, WA 98075
Attention: Dr. Vyacheslav V. Sova
Facsimile No.: (425) 369-2524

with a copy to:

Sandona & Ordinartsev
921 Industry Drive, Suite 921
Building 27
Tukwila WA 98188
Attention: Oleg E. Ordinartsev, Esq.
Facsimile No.: (206) 575-6349

or to such other address as any party may specify by notice in writing to the other parties. Any notice delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered and any notice given by facsimile transmission will be deemed conclusively to have been given on the date of such transmission. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting, but if at the time of posting or between the time of posting and the fifth business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

30. When the context hereof makes it possible, the word "person" appearing in this Letter Agreement includes in its meaning any firm and any body corporate or politic.

31. This Letter Agreement will be governed by and construed in accordance with the law of Washington, and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of Washington in any proceeding hereunder.

32. Any Schedule attached hereto is hereby incorporated into this Letter Agreement and forms a part hereof. All terms defined in the body of this Letter Agreement will have the same meaning in any Schedule attached hereto.

If you accept the foregoing terms and conditions, please date, sign and return the enclosed copy of this Letter Agreement to the undersigned.

Yours very truly,

GOLDEN CAVIAR CORP.

By:/s/ Signed___________________
Authorized Signatory

Accepted and agreed to this 13th day of March, 2002.

SEA TECHNOLOGY ENTERPRISE, LLC

By: /s/ Vyacheslav Sova___________________
Authorized Signatory

/s/ Dr. Vyacheslav V. Sova________
DR. VYACHESLAV V. SOVA

SCHEDULE A

List of Equipment

	No. of Units	Value p/u	Total Value in $US
1. Agitator for caviar separation	15 units	$5,000.00	$75,000.00
2. Agitator for caviar salting	3 units	$5,000.00	$15,000.00
3. Baskets Stainless Steel	200 units	$100.00	$20,000.00
4. Frames for frizzing	800 units	$30.00	$24,000.00
5. Ozone generators	8 units	$10,625.00	$85,000.00
6. Bacteria analyzer	1 unit	$15,000.00	$15,000.00
7. Dosage-filling machines	3 units	$5,000.00	$15,000.00
TOTAL VALUE OF EQUIPMENT			$249,000.00

SCHEDULE B

DETAILED LIST OF INTELLECTUAL PROPERTY

Patents

1. Patent N 2111681 28 May 1998. Russian Federation. "Device to produce caviar from salmon".

2. Patent N 2110179 10 May 1998. Russian Federation. "Device to separate roe from roe films".

3. Patent N 2123790 27 December 1998. Russian Federation. "Method to produce soft salmoneous caviar".

4. Patent N 2137404 20 September 1999. Russian Federation. "Method to produce Caviar Cream".

5. Patent N 2161410 10 January 2001. Russian Federation. "Method to produce Smoked Salmon Caviar".

Know how

1. Technology: Detailed process descriptions for producing salmon caviar

2. Technology: Detailed process descriptions for separation of salmon caviar oil

3. Technology: Detailed process descriptions for production of "Black Caviar from Red"

4. Technology: Detailed process descriptions for production of Smoked Caviar Sausage.

5. Ingredients: Detailed recipe for production of caviar cream.

6. Ingredients: Detailed ingredients list & recipe for creating "Black Caviar from Red".

7. Ingredients" Detailed ingredients list & recipe for creating Smoked Salmon. Caviar Sausage.

8. Good Will: customer list with contact information for future marketing.

SCHEDULE C

LICENSE AGREEMENT

(TO BE SUPPLIED)

SCHEDULE "D"

EMPLOYMENT AGREEMENT FOR DR. SOVA

(TO BE SUPPLIED)